UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

 WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

  SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported:      August 27, 2012

  CUMMINS INC.

 (Exact name of registrant as specified in its charter)

Indiana (State or other Jurisdiction of Incorporation)	1-4949 (Commission File Number)	35-0257090 (I.R.S. Employer Identification No.)

500 Jackson Street

 P. O. Box 3005

 Columbus, IN  47202-3005

 (Principal Executive Office)  (Zip Code)

Registrant's telephone number, including area code:  (812) 377-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 8.01       Other Events

On August 27, 2012, Jill E. Cook, Vice President, Human Resources, of Cummins Inc. (the “Company”), entered into a pre-arranged stock trading plan (the “Cook 10b5-1 Plan”) to sell a limited number of her shares of the Company’s common stock, par value $2.50 per share (“Common Stock”).  On August 30, 2012, Marya M. Rose, Vice President and Chief Administrative Officer of the Company, entered into a pre-arranged stock trading plan (the “Rose 10b5-1 Plan” and, together with the Cook 10b5-1 Plan, the “Plans”) to sell a limited number of her shares of the Company’s Common Stock.

The Cook 10b5-1 Plan allows for the sale of a maximum of 4,500 shares of Common Stock at a specified market price commencing sixty days after adoption of the Cook 10b5-1 Plan and continuing until all 4,500 shares are sold or August 27, 2013, whichever occurs first.  Based on her current ownership of Common Stock, if all of the 4,500 shares of Common Stock subject to the Cook 10b5-1 Plan were sold, Ms. Cook would beneficially own approximately 20,277 shares of Common Stock.

The Rose 10b5-1 Plan allows for the sale of a maximum of 9,000 shares of Common Stock at specified market prices commencing sixty days after adoption of the Rose 10b5-1 Plan and continuing until all 9,000 shares are sold or August 30, 2013, whichever occurs first.  Based on her current ownership of Common Stock, if all of the 9,000 shares of Common Stock subject to the Rose 10b5-1 Plan were sold, Ms. Rose would beneficially own approximately 26,934 shares of Common Stock.

The Plans were designed to comply with the Company’s insider trading policies and the guidelines specified in Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended, which permit an officer or director to enter into a pre-arranged plan for buying or selling Company stock at a time when the officer or director is not in possession of material, nonpublic information about the Company.  Ms. Cook and Ms. Rose will continue to be subject to the Company’s stock ownership guidelines, and the sales contemplated by the Plans will not reduce Ms. Cook’s or Ms. Rose’s ownership of Common Stock below the levels required by the guidelines.

All sales of Common Stock under the Plans will be disclosed publicly in accordance with applicable securities laws, rules and regulations through appropriate filings with the U.S. Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  September 6, 2012

CUMMINS INC.
/s/ Marsha L. Hunt ______________________________ Marsha L. Hunt Vice President - Corporate Controller